Exhibit 10.17

February 22, 2005

Interactive Brand Development, Inc.
2200 Southwest 10th Street
Deerfield Beach, FL  33060

      RE: Interactive Brand Development, Inc. / LTC Group Inc. Engagement Letter
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This letter agreement (the "Agreement") sets forth the services to be provided by LTC Group, Inc. ("LTC") to Interactive Brand Development, Inc. and its subsidiaries (hereinafter collectively referred to as the "Client" or "IBD") and the terms and conditions under which such services will be performed (the "Engagement"). All references in this agreement to LTC shall include officers, executives, owners, members, agents and employees of LTC, and independent contractors retained by LTC, if any.

1. SCOPE OF WORK: LTC will be engaged by the Client on various matters outlined below. The Client may expand the scope of services from time to time, provided that LTC agrees to such expansion. LTC will report to the Client's Board of Directors (the "Board"), or any party designated by the Board. As of the date of this Agreement, the parties agree LTC's services shall include:

      A) Develop and advise IBD on an operational restructuring plan for the www.iBidUSA.com website.

      B) Work with IBD's existing management team and advise on operating issues at the www.iBidUSA.com subsidiary.

      C)    Provide monthly update to IBD, via conference call.

      D) Take over complete operational and marketing control of www.iBidUSA.com.

2. TERM: The term of the Engagement shall commence as of March 1, 2005 and will continue for two years. Agreement will automatically renew in two year increments as long as the website is producing a minimum of $20,000 per month of gross revenue.

3. COMPENSATION: LTC will take over the credit card processing as of March 1, 2005. LTC will collect the gross revenues subject to the following:

      A) LTC will pay to IBD on the 15th of the following month a percentage of gross revenue as follows
            (i)   20% up to $19,999 per month
            (ii)  18% from $20,000 - $29,999 per month
            (iii) 16% from $30,000- $39,999 per month
            (iv)  14% from $40,000-$49,999 per month
            (v)   12% from $50,000-$59,999 per month
            (vi)  10% over $60,000

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      B)    LTC will subtract from the gross revenue any Charity auctions,
            Charity commissions, any revenue shared auctions, any refunds stemming from auctions, and any Bid Bucks.
      C)    LTC will be given 2 offices in the IBD facility at no charge to LTC.
      D)    LTC will be responsible for a incoming www.ibidusa.com phone line.
      E)    LTC will be responsible for their own postage and office supplies
      F) IBD will supply LTC with the 2 existing computers and programs to run credit cards and certs.
      G)    LTC will pay all hosting costs directly to MPI Net.
      H)    LTC will be responsible for all new employees
      I) LTC does not have the right to bind IBD in any contractual obligations.
      J) LTC will have the right to use any and all existing logos and collateral material as they relate to www.iBidUSA.com.
      K)    LTC is not responsible for any existing payables.

4. RIGHTS TO WORK OUTPUT: LTC shall retain exclusive rights to ownership of all work output by LTC in connection with its engagement hereunder, including without limitation any reports or other written product generated by LTC, all working papers of LTC and any correspondence, memoranda, calculations, notes, etc. that LTC may have used in the development of the reports above or such working papers or in the performance of any work within the scope of this Agreement.

5. PERSONNEL: Each party hereto agrees that it will not employ personnel or representatives of the other party hereto during the period of work provided for hereunder and for a period of one (1) year after the termination of this Agreement or completion of the project or work contemplated hereunder without the written agreement of the other party.

6. INDEPENDENT CONTRACTOR: Neither LTC nor any of its personnel performing work or services hereunder shall be deemed to be an agent or employee of IBD, but shall be deemed to be an independent contractor of IBD.

7. CONFIDENTIALITY: LTC will maintain in strict confidence any and all information of a non-public nature relating to IBD or its business that it may gain or develop in the course of its engagement by IBD (including, without limitation, its own work product and advice to client), and will not disclose any such information to any person during or after its engagement by IBD except with the written consent of IBD, as permitted by law or as required by court order. Upon termination of this Agreement, LTC will return to IBD all materials of a non-public nature received from IBD in the course of its engagement, and will either deliver to IBD or destroy any copies thereof that it may have made or received. Notwithstanding the confidentially provisions of this Section 7, Client acknowledges and agrees that LTC may publish an announcement either in newspapers, journals, magazines, or other publications or by direct mailings to third parties, whereby LTC informs the public or such parties of the fact of its engagement by IBD, the general nature of the services provided by LTC, the time period of such engagement, the general

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nature of the business or industry in which IBD is engaged, the relative size in financial terms of the Client or the transactions in which LTC was involved, and similar information that generally describes the nature and extent of LTC's engagement by Client. With the prior written consent of IBD. A PRESS RELEASE AND/OR AND 8K MAY BE REQUIRED PER SEC RULES, LTC WILL HAVE THE RIGHT TO APPROVE THE FINAL VERSION, SAID APPROVAL SHALL NOT BE UNREASONABLE WITHHELD.

8. LIMITATION OF LIABILITY. Client agrees that LTC, its affiliates and its directors, officers, agents, employees and controlling persons, or any of their respective successors or assigns ("Covered Persons") shall not have any liability to the Client or the Estate for or in connection with this engagement or any transactions or conduct in connection therewith except for losses, claims, damages, liabilities or expenses incurred by the Client which are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Covered Persons.

9. REPRESENTATIONS AND WARRANTIES: IBD and LTC each hereby represents and warrants that they both: (i) are a validly existing entity and in good standing under the laws of its jurisdiction; (ii) have the relevant entity authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (iii) have taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iv) this Agreement has been duly executed and delivered by, and is enforceable against, IBD and LTC.

10. WARRANTY LTC cannot warrant or guarantee the results or outcome of the engagement.

11. NO THIRD PARTY BENEFICIARIES; ASSIGNMENT. There shall be no third party beneficiaries to this Agreement. Neither party hereto may assign this Agreement without the written consent of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INTERACTIVE BRAND DEVELOPMENT, INC.

By: /s/ Steve Markley
Name: Steve Markley
Title: CEO

LTC GROUP, INC.

By: /s/ Thomas J. Catterson
Name: Thomas J. Catterson
Title: President